Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Longs Drug Stores Corporation Announces

New $150 Million Share Repurchase Program

WALNUT CREEK, Calif. (May 24, 2005) – Longs Drug Stores Corporation (NYSE: LDG) today announced that its board of directors has authorized the repurchase of up to $150 million of the Company’s outstanding common stock during the period extending through May 2008. The repurchases will be made in open market transactions or through negotiated transactions from time to time, depending upon market conditions and the availability of funds.

The Company has repurchased approximately 1.8 million shares under a separate repurchase program authorized by its Board of Directors in March 2003. The average purchase price was $25.11 per share.

Longs Drug Stores had a total of approximately 37.3 million shares outstanding as of the first quarter ended April 28, 2005.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 473 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

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